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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Subsidiary Name	Jurisdiction of Incorporation
Danapak Riverwood Multipack A/S	Denmark
Fiskeby Board AB	Sweden
Fiskeby Board A/S	Denmark
Fiskeby Board Ltd.	United Kingdom
Fiskeby Board SARL	France
Fiskeby Holding AB	Sweden
New Materials Limited	United Kingdom
RIC Holding, Inc.	Delaware
Riverwood Acquisition Sub LLC (formed March 21, 2003)	Delaware Limited Liability Company
Riverwood Argentina S.A.	Argentina
Riverwood do Brasil Ltda.	Brazil
Riverwood España, S.A.	Spain
Riverwood International Asia Pacific, Limited	Hong Kong
Riverwood International Asia Pte. Ltd.	Singapore
Riverwood International Australia Pty. Ltd.	Australia
Riverwood International Corporation	Delaware
Riverwood International Corporation Philanthropic Fund	Delaware
Riverwood International (Cyprus) Limited	Cyprus
Riverwood International Enterprises, Inc.	Delaware
Riverwood International (Europe) S.A.	Belgium
Riverwood International France S.A.	France
Riverwood International GmbH (name changed from Riverwood Mehrstückverpackung GmbH on January 1, 2003)	Germany
Riverwood International Japan, Ltd.	Japan
Riverwood International Limited	United Kingdom
Riverwood International Machinery, Inc.	Delaware
Riverwood International Mexicana, S. de R.L. de C.V.	Mexico
Riverwood International Pension Trustee Company Limited	United Kingdom
Riverwood International, S.A.	France
Riverwood International S.p.A.	Italy
Slevin South Company	Arkansas

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SUBSIDIARIES OF REGISTRANT